M/I HOMES, INC.
2018 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
FOR EMPLOYEES

M/I Homes, Inc. (the “Company”) hereby grants to the undersigned Participant the following Nonqualified Stock Option (the “Option”) pursuant to the terms and conditions of the M/I Homes, Inc. 2018 Long-Term Incentive Plan (the “Plan”) and this Nonqualified Stock Option Award Agreement (this “Award Agreement”).

1. Name of Participant:	____________________________________

2. Grant Date:	___________________ (the “Grant Date”)

3. Number of Shares Subject to Option:

4. Exercise Price Per Share:

5. Vesting:	The Option will vest and become exercisable with respect to one-fifth of the Shares subject to the Option on each of the first, second, third, fourth and fifth anniversaries of the Grant Date, subject to the Participant’s continued employment with the Company or an Affiliate on the applicable anniversary date. Notwithstanding the foregoing, the Option shall become fully vested and exercisable upon the Participant’s termination of employment due to death, Disability or Retirement.

6. Exercise: A. Time:

The vested portion of the Option may be exercised at any time prior to the tenth anniversary of the Grant Date (the “Expiration Date”) except: (i) to the extent that the Committee provides otherwise in connection with a Change in Control; or (ii) in the event of the Participant’s termination of employment prior to the Expiration Date, the vested portion of the Option, if any, will remain exercisable for the period specified below:

(i) If the Participant’s employment terminates due to death, Disability or Retirement, the vested portion of the Option may be exercised at any time prior to the Expiration Date.

(ii) If the Participant’s employment terminates for Cause, the Option (whether or not exercisable) will be forfeited in its entirety on the date of such termination.

(iii) If the Participant’s employment terminates without Cause for any reason other than death, Disability or Retirement, the vested portion of the Option, if any, may be exercised for a period of 60 days following the date of the Participant’s termination of employment or, if earlier, the Expiration Date and the unvested portion of the Option, if any, will be forfeited in its entirety on the date of such termination.

B. Procedure:	To exercise the Option, the Participant must (i) complete a copy of the Nonqualified Stock Option Exercise Form available from the M/I Homes Human Resources department at 3 Easton Oval, Columbus, OH 43219; (ii) deliver the completed Nonqualified Stock Option Exercise Form to the M/I Homes Human Resources department; and (iii) pay the exercise price (specified in Section 4 above) for each Share being purchased in accordance with Section 6.C. below.

C. Payment:	The exercise price of the Option may be paid: (i) in cash or its equivalent; (ii) by a cashless exercise through a broker-assisted arrangement (to the extent permitted by applicable law); (iii) by a combination of the methods described in clauses (i) and (ii); or (iv) in such other form if and to the extent permitted by the Committee in its sole discretion.

D. Conditions:	The Company’s obligation to deliver Shares upon the exercise of an Option is subject to the satisfaction of the following conditions: (i) the Participant is not, at the time of exercise, in material breach of any of his or her obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (ii) no preliminary or permanent injunction or other order against the delivery of the Shares issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (iii) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the Shares or payment, as appropriate; and (iv) the Participant shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

7. Change in Control:
Notwithstanding anything to the contrary in this Award Agreement, in the event of a Change in Control, Article XII of the Plan shall apply with respect to the outstanding and unexercised portion of the Option; provided, however, that if the Committee elects to: (i) cancel the outstanding and unexercised portion of the Option in connection with the Change in Control, the Participant shall be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the Change in Control to holders of the same number of Shares as the number of Shares underlying the Option being cancelled (or, if no consideration is paid in the Change in Control, the Fair Market Value of the Shares underlying the Option being canceled) over the aggregate Exercise Price of the Option being canceled; or (ii) cause a substitute award to be issued with respect to the outstanding and unexercised portion of the Option in connection with the Change in Control, the substitute award shall substantially preserve the value, rights and benefits of the Option being substituted.

8. Participant Covenants:
In consideration for the grant of the Option, the Participant hereby covenants and agrees as follows:

A. The Participant shall not at any time, directly or indirectly, disclose to any other person, corporation, partnership, proprietorship or other business enterprise, or otherwise use, any “Data of a Confidential Nature,” except in the performance of the Participant’s duties as an employee of the Company or any of its Affiliates with respect to the business of the Company and its Affiliates. The Participant agrees that all Company and Affiliate materials evidencing, reflecting or containing “Data of a Confidential Nature” are and shall remain the sole and exclusive property of the Company and its Affiliates and all such materials, including, but not limited to, records, drawings, blueprints, manuals, brochures, pamphlets and all other materials will be returned to the Company upon the request of the Company. As used herein “Data of a Confidential Nature” includes, but is not limited to, cost, price and customer data, any information on land acquisition programs, information on the Company’s or any Affiliate’s plans to acquire new properties or business, information on the Company’s or any Affiliate’s compensation programs, information regarding relocations of existing facilities, new properties or business, major changes in organization, competitive bid information, prices paid or received for goods or services, processes, plans methods of doing business, special needs of customers, or any other information or data which if published, released or otherwise disseminated might be used to the detriment of the Company, its Affiliates or their management or affect their ability to transact business.

B. The Participant shall not, at any time, directly or indirectly, or in concert with any other person, corporation, partnership, proprietorship or other business enterprise: (i) induce or attempt to induce any employee or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates; or (ii) employ (or engage to act, directly or indirectly, as an independent contractor or agent) any employee or agent of the Company or any of its Affiliates within six months following termination of such employee’s employment or of such agent’s agency with the Company or any of its Affiliates.

C. In the event that any covenant set forth in subsection B. shall be determined by a court of competent jurisdiction to be unenforceable because it extends over too great a period of time, or for any other reason, such covenant shall be interpreted to extend only over the maximum period of other restrictions to which they may be enforceable.

D. The covenants set forth in subsections A. and B. shall remain in effect regardless of whether the Participant exercises the Option in whole or in part.
The Participant acknowledges that a breach of any covenant set forth in this Section 8 may cause irreparable damage to the Company and its Affiliates, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief. The Participant agrees that, in the event of a breach or threatened breach of the covenants contained in this Section 8, the Company may institute an action to compel the specific performance of such covenants, and that such remedy shall be cumulative, not exclusive, and shall be in addition to any other available remedies.

The Participant recognizes and understands that the Participant has acquired and/or shall acquire during his or her employment with the Company and/or its Affiliates a considerable amount of confidential and proprietary information with respect to the business of the Company and its Affiliates, which confidential and proprietary information is very valuable to the Company and would be extremely detrimental to the Company if disclosed or used by the Participant other than in the performance of his or her duties as an employee of the Company and/or its Affiliates. The Participant further recognizes and understands that the employees of the Company and its Affiliates are an integral part of the Company’s business and, thus, it is important for the Company and its Affiliates to use their maximum efforts to prevent the loss of such employees.

9. Shareholder Rights:	The Participant shall have none of the rights of a shareholder with respect to the Shares underlying the Option, including without limitation, voting or dividend rights, until the Participant becomes the record holder of the Shares underlying the Option.

10. Effect of Plan:	The Option is subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

11. Acknowledgement:	By signing below, the Participant acknowledges and agrees that the Option is subject to all of the terms and conditions of the Plan and this Award Agreement.

12. Counterparts:	This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

PARTICIPANT _______________________________________ Name Date:___________________________________

M/I HOMES, INC. _______________________________________ Name Title Date:___________________________________